Exhibit 99.1

Black Spade Acquisition Co Announces Extension of Combination Period

HONG KONG, July 14, 2023 – Black Spade Acquisition Co (the “Company”) today announced that, at its extraordinary general meeting of shareholders on July 13, 2023, the Company’s shareholders voted in favor of the proposal to amend and restate (the “Articles Amendment”) the Company’s current amended and restated memorandum and articles of association to, among other things, extend the date by which the Company has to consummate a business combination for an additional twelve months from July 20, 2023 to July 20, 2024 by adopting the second amended and restated memorandum and articles of association.

In connection with the vote to approve the Articles Amendment, the holders of 14,150,715 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38867176 per share, for an aggregate redemption amount of approximately $147.01 million. Following the redemption in connection with the Articles Amendment, the amount of funds remaining in the trust account is approximately $28.56 million.

About Black Spade Acquisition Co

Black Spade Acquisition Co (“BSAQ”) is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company). BSAQ was founded by Black Spade Capital, which runs a global portfolio consisting of a wide spectrum of cross-border investments, and consistently seeks to add new investment projects and opportunities to its portfolio. Learn more at: https://www.blackspadeacquisition.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s U.S. Securities and Exchange Commission filings. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contact

Black Spade Acquisition Co

Investor Relations	Tel: +852 3955 1316	Email: ir@blackspadeacquisition.com